AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                              MANAGEMENT AGREEMENT


Amendment effective as of the 9th day of September, 2002 to the Management Agreement executed and entered into by and between Principal Investors Fund, Inc., a Maryland Corporation, and Principal Management Corporation, an Iowa corporation, on the 15th day of September, 2000 (and including all subsequent amendments) is hereby amended to include the following as part of Schedule 1 thereto:



                                          Management Fee as a Percentage
                 Series                     of Average Daily Net Assets
    Partners SmallCap Value Fund I                   1.00%
    Partners LargeCap Growth Fund                    1.00%
    Partners SmallCap Blend Fund                     1.00%


IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first written above.


Principal Management Corporation            Principal Investors Fund, Inc.


by:  /s/ A. S. Filean                       by:   /s/ Ralph C. Eucher
   -------------------------------------       ------------------------------
     A. S. Filean, Senior Vice President         R. C. Eucher, President